SECTION 16 REPORTS

CONFIRMING STATEMENT



	This statement confirms that the undersigned, KENNETH VOLK, has authorized and designated ANN C. MENARD and/or LISA R. PENA (the "Agents") to execute and file on the undersigned's behalf Form ID and all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of THE MACERICH COMPANY (the "Corporation").
The authority of the Agents under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of the Corporation, unless earlier revoked in writing.  The undersigned acknowledges that the Agents are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



Date: December 20, 2018	Signature:  /s/ Kenneth Volk